December 2, 2020	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL APPOINTS NEW DIRECTOR

ST. PETERSBURG, Fla. - The Raymond James Financial, Inc. (NYSE: RJF) Board of Directors today announced the appointment of Marlene Debel, executive vice president and chief risk officer of MetLife, Inc., to the Board of Directors, effective December 2. In addition to joining the Board, Debel will serve on the Audit and Risk Committee. All other committee assignments remain the same.

“With more than three decades of experience in financial, strategic and risk management, Marlene is a proven business leader who has helped guide organizations through periods of significant growth and change,” said Chairman and CEO Paul Reilly. “As we continue to anticipate and react to the evolving marketplace and regulatory environment, I’m confident Marlene’s unique perspective will be valuable in helping us deliver on the firm’s long-term growth strategy.”

Debel, 53, has served in various leadership capacities at MetLife since 2011, when she first joined the organization as treasurer. In 2016, she was appointed chief financial officer for the company’s U.S. Business, and in 2018, she transitioned to running Retirement & Income Solutions, the company's institutional retirement business. In May 2019, she began serving in her current role of chief risk officer and became a member of the Executive Group. Prior to joining MetLife, Debel served as global head of liquidity risk management and rating agency relations for Bank of America. She joined Bank of America with the acquisition of Merrill Lynch. In her 20 years at Merrill Lynch, she held a number of leadership positions, including assistant treasurer.

Debel earned a B.S. in finance, magna cum laude, from the State University of New York at Albany and an MBA in finance from Fordham University. She serves on the board of the Women's Forum of New York.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,200 financial advisors. Total client assets are $923 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Marlene Debel